Exhibit 10.5

THIS NOTE AND THE PAYMENT OF ALL SUMS OWED HEREUNDER ARE SUBORDINATE AND SUBJECT IN RIGHT AND TIME OF PAYMENT TO THE PRIOR PAYMENT IN FILL OF ALL AMOUNTS OWED TO HOME FEDERAL SAVINGS BANK PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT BETWEEN GOLDEN GRAIN ENERGY, LLC AND HOME FEDERAL SAVINGS BANK DATED JANUARY 16, 2004, AS AMENDED. A COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE OFFICES OF HOME FEDERAL SAVINGS BANK

NOTE

$3,975,000	January 30 , 2006
Rochester, Minnesota

FOR VALUE RECEIVED, the undersigned, Golden Grain Energy, LLC, an Iowa limited liability company (“Borrower”), DOES HEREBY PROMISE to pay to the order of Home Federal Savings Bank, (“Bank”), at its main banking office or any branch office thereof, the principal sum of Three Million Nine Hundred Seventy Five Thousand Dollars ($3,975,000) in lawful money of the United States and in immediately available funds, at a fixed interest rate equal to 7.95% per annum, in twelve level monthly installments of principal and interest based on a twelve month amortization period beginning on March 1, 2006, with subsequent installments due on the first day of each month thereafter. All unpaid principal and interest on this Note is due and payable on February 1, 2007. Interest on this Note will be calculated on the basis of a year of 360 days for the actual number of days elapsed. Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest from the date when due until said principal amount is paid in full, payable on demand, at a rate per annum equal at all times to 200 basis points (2.0%) above the rate otherwise charged hereunder.

This Note is the Note referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of January 30, 2006, between Borrower and Bank (the “Credit Agreement”). The Credit Agreement, among other things, provides for acceleration of the maturity of this Note upon the happening of certain stated events and also for prepayments of principal hereof prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement. This Note is secured by the Collateral described in the Credit Agreement and other Loan Documents (as defined in the Credit Agreement).

This Note is governed by the laws of the State of Minnesota, provided that, as to the maximum rate of interest which may be charged or collected, if the laws applicable to Bank permit it to charge or collect a higher rate than the laws of the State of Minnesota, then such law applicable to Bank will apply to Bank under this Note.

GOLDEN GRAIN ENERGY, LLC

By	/s/ Walter Wendland
Name & Title: Walter Wendland, President